Exhibit (12) * to Report

on Form 10-K for Fiscal

Year Ended June 30, 2004

by Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges

as of June 30, 2004

	Fiscal Year Ended June 30,
	2004	2003	2002	2001	2000
EARNINGS

Income from continuing operations before income taxes	$494,068	$297,382	$218,036	$528,183	$562,187
Add:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	67,435	75,380	75,994	89,141	51,576
Amortization of deferred loan costs	2,293	1,786	1,357	810	659
Portion of rents representative of interest factor	22,195	21,524	20,509	18,663	13,457
Equity share of losses of companies for which debt obligations are not guaranteed		2,895	6,078	1,571	1,359
Amortization of previously capitalized interest	291	291	297	274	254

Income as adjusted	$586,282	$399,258	$322,271	$638,642	$629,492

FIXED CHARGES

Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$67,435	$75,380	$75,994	$89,141	$51,576
Amortization of deferred loan costs	2,293	1,786	1,357	810	659
Portion of rents representative of interest factor	22,195	21,524	20,509	18,663	13,457

Fixed charges	$91,923	$98,690	$97,860	$108,614	$65,692

RATIO OF EARNINGS TO FIXED CHARGES	6.38x	4.05x	3.29x	5.88x	9.58x